RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

SOMILO PUTS LOULO CONTRACTOR ON NOTICE

Bamako, Mali, 6 January 2006 (LSE:RRS)(Nasdaq:GOLD) – Société des Mines de Loulo SA (Somilo), owner of the Loulo gold mine currently being completed in Mali, has advised plant and infrastructure contractor MDM Ferroman that MDM has defaulted on its construction and commissioning contract.

Loulo has been in production since September last year but the second phase of the plant, the hard rock crushing circuit, still has to be completed. (The mine is currently running on soft ore.) MDM was due to complete all works by 16 December 2005 but has not done so and is not able to provide Somilo with an exact new completion date. In addition, its indebtedness to Somilo, arising from advance payments made by Somilo to ease MDM's cash flow problems and to keep the project on track, has exceeded the securities that have been provided and MDM has not been able to provide satisfactory additional securities for its increased indebtedness. It has also become apparent to Somilo that MDM is having difficulties in paying its creditors on the Loulo project.

Somilo said today it had been aware since the middle of 2005 that MDM was experiencing financial difficulties which could compromise its ability to complete the Loulo project. On a number of occasions, Somilo was obliged to intervene through additional financing for MDM and negotiation with its creditors. Late last year Somilo learned that the delivery of the critically important crushers for the hard rock circuit had been cancelled by the supplier because of non-payment by MDM. Somilo had to step in to take over the contract and make payment directly to the supplier. The crushers are being shipped to site immediately which will prevent further delays.

Randgold Resources, Somilo's major shareholder and the project sponsor, had a series of meetings with MDM in the course of November and December to discuss the increasingly unsatisfactory position at Loulo. At these meetings, MDM stated their belief that they were capable of completing the project - albeit late - and that given the opportunity, they would recover from their current financial problems and repay their debt to Somilo.

To date acceptable confirmation of these assurances has not been provided. Consequently Somilo has decided to take back the project and call in the various securities. With the assistance and support of Randgold Resources' capital projects team, the mine will complete the project under its direct management. Steps will also be taken to recover the monies owed by MDM to Somilo and Randgold Resources.

MDM are at present still working on site and are obliged under their contract with Somilo to cooperate and assist with an orderly handover process.

Randgold Resources chief executive Dr Mark Bristow said he would update the market on new schedules and new completion dates over the next few weeks.

"At this stage we do not believe that this development should materially impact on our operational plans for 2006, but there will probably be additional costs if MDM are unable to repay their debt. In the meantime, should it become necessary, Somilo has made contingency plans to continue running the plant on soft and semi-soft ore until the hard rock circuit has been completed," he said.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive
Dr Mark Bristow
+44 779 775 2288

Investor & Media Relations
Kathy du Plessis
+27 11 728 4701
Cell: +27 83 266 5847
Email: randgoldresources@dpapr.com
Website : www.randgoldresources.com

DISCLAIMER: Statements made in this document with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such risk factors refer to the annual report on Form 20-F for the year ended 31 December 2004 which was filed with the United States securities and exchange commission (The 'SEC') on 29 June 2005. Randgold Resources sees no obligation to update information in this release.